Fushi Copperweld Subsidiary Signs Definitive Agreement to Acquire Shanghai Hongtai and Enhances Presence in Southeast China

Company also announces strategic investment and plans for satellite manufacturing facility in Shanghai economic zone

DALIAN, China, May 26 /PRNewswire-Asia-FirstCall/ -- Fushi Copperweld, Inc. (the "Company") (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced that its subsidiary, Fushi International (Dalian) Bimetallic Cable Co., Ltd. ("Fushi") has entered into a definitive agreement to acquire 100% of Shanghai Hongtai Industrial Co., Ltd. ("Shanghai Hongtai"), a leading manufacturer of bimetallic wire in Southeast China,  for approximately $3.9 million,  comprised of $1.3 million in cash and $2.6 million in restricted stock. The Company expects the transaction to be finalized during the course of the second quarter 2010, and the completion of the acquisition is subject to customary closing conditions, as well as the successful transfer and commissioning of equipment to Yixing, China.
Based in Jiangsu Province, China Shanghai Hongtai is a leading manufacturer of bimetallic wire in Southeast China, principally copper-clad aluminum ("CCA") and copper-clad aluminum magnesium ("CCAM").  Shanghai Hongtai produces a range of products for use in telecommunication, utility and industrial applications in the Southeast China market. The acquisition of Shanghai Hongtai enhances Fushi's production capacity and secondary processing capabilities for CCA and CCAM products, and extends its sales network further into Eastern and Southeastern China.  Shanghai Hongtai reported 2009 revenues as audited under Chinese GAAP of approximately $10.4 million.
The Company also announced a strategic investment in Yixing, an industrial center within the Shanghai economic zone, centrally located between Shanghai, Nanjing, and Hangzhou in Eastern China.  The Company will relocate Shanghai Hongtai assets and key personnel to Yixing and establish Fushi International (Jiangsu) Bimetallic Cable Co., Ltd. ("Fushi International (Jiangsu)").  By relocating to Yixing, Fushi International (Jiangsu) will be able to leverage the center's extensive transportation network to deliver its CCA and CCAM products to customers within the Shanghai economic zone more quickly and cost effectively. The Company expects the establishment of Fushi International (Jiangsu) to be mildly accretive to earnings in 2010.
"This is an excellent strategic transaction for Fushi Copperweld that will allow us to increase our market share within China and bolster our position as one of the world's leading providers of bimetallic wire," stated Joe Longever, Co-Chief Executive Officer of the Company.  "Shanghai Hongtai has been a very profitable business with high quality products and customer relationships that extends our reach into Southeast China.  As we've stated in the past, by being closer to our customers we can grow our business and better serve our customers.  By positioning these assets in Yixing, in the heart of the Yangtze River Triangle, we believe we will establish a strong foothold in Southeast China and in doing so gain access to well over 100 telecom and power cable and wire manufacturers.  So there is a clear opportunity here for Fushi Copperweld and I'm very excited with the prospects this opportunity provides."

About Fushi Copperweld, Inc.
Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co, Ltd., and Copperweld Bimetallics, LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products used in the electrical, telecommunications, transportation, utilities and industrial industries.  With extensive design and production capabilities and a long-standing dedication to customer service, Fushi Copperweld, Inc. is the preferred choice bimetallic products world-wide.  For more information, visit: http://www.fushicopperweld.com .

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements.
Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Investors
Nathan J. Anderson, VP/Finance - Fushi Copperweld Inc.
Phone: +1-931-433-0482
Email: IR@fushicopperweld.com
Web:   www.fushicopperweld.com

Media
Thomas Horton, Director of Global Marketing - Fushi Copperweld Inc.
Phone: +1-615-428-3333
Email: thorton@fushicopperweld.com

SOURCE  Fushi Copperweld, Inc.